THIS NOTE AND THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

LASERLOCK TECHNOLOGIES, INC.

CONVERTIBLE PROMISSORY NOTE

$110,000	May 18, 2007

Section 1. General. For value received, LASERLOCK TECHNOLOGIES, INC., a Nevada corporation (including any successor thereto (by way of merger, consolidation, sale or otherwise), the “Payor”), hereby promises to pay to the order of Clydesdale Partners II, LLC or assigns (the “Payee”), the principal amount of One Hundred Ten Thousand Dollars ($110,000) or such greater or lesser principal amount which may be outstanding hereunder plus accrued interest, on August 31, 2008 (the “Maturity Date”). All payments hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts (unless, prior to accepting such form of payment, Payee elects to convert the principal and interest on this Note pursuant to Section 4 hereof, in which case such principal and interest shall be so converted on the terms set forth herein). The Payor shall pay interest in arrears on the unpaid balance of the principal amount of this Note from time to time at the rate of ten percent (10.0%) per annum (computed in either event on the basis of a 360 day year and the actual number of days elapsed) (the “Interest Rate”). Unless converted pursuant to Section 4, the principal of, and interest on, this Note shall be payable by wire transfer in immediately available funds to the account of the Payee or by certified or official bank check payable to the Payee mailed to the Payee at the address of the Payee as set forth on the records of the Payor or such other address as shall be designated in writing by the Payee to the Payor.

This Convertible Promissory Note (this “Note”) is issued by the Payor to the Payee pursuant to the Convertible Note Purchase Agreement dated as of May 18, 2007 (the “Purchase Agreement”) among the Payor, the Payee and the other signatories thereto, as of even date herewith.

Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement.

Section 2. Prepayment. Payor shall have the right to prepay this Note, in whole or in part, without penalty, upon sixty-one (61) days prior written notice to Payee; provided, however, that, Payee shall have the right at any time during such sixty-one (61) day period to convert the principal and interest on this Note pursuant to Section 4 hereof, in which case such principal and interest shall be so converted on the terms set forth herein.

Section 3. Events of Default.

(a) In each case of the happening of the following events (each of which is an “Event of Default”):

(i) if any representation or warranty made herein, in the Purchase Agreement or in any agreement executed in connection therewith, or in any report, certificate, financial statement or other instrument furnished in connection with this Note or the Purchase Agreement shall prove to have been false or misleading in any material respect when made;

(ii) if a default occurs in the payment of any premium, installment of principal of, interest on, or other obligation with respect to, this Note, whether at the due date hereof or upon acceleration hereof, and such default shall continue for more than ten (10) days after notice thereof from the holders of a majority in interest of the principal amount of the Notes subject to the Purchase Agreement;

(iii) if a default occurs in the due observance or performance of any covenant or agreement on the part of the Payor to be observed or performed pursuant to the terms of this Note or the Purchase Agreement and such default remains uncured for thirty (30) days;

(iv) if the Payor shall (1) discontinue its business, (2) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (3) admit in writing its inability to pay its debts as they mature, (4) make a general assignment for the benefit of creditors, or (5) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law;

(v) if there shall be filed against the Payor an involuntary petition seeking reorganization of the Payor or the appointment of a receiver, trustee, custodian or liquidator of the Payor or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an “Involuntary Petition”) and such Involuntary Petition shall not have been dismissed within sixty (60) days after it was filed;

(vi) if final judgment(s) for the payment of money in excess of an aggregate of $150,000 shall be rendered against the Payor and the same shall remain undischarged for a period of thirty (30) consecutive days, during which time execution shall not be effectively stayed;

(vii) if a default occurs in the due observance or performance of any material covenant, condition or agreement on the part of the Payor under any debt instrument having a value of more than $150,000, and such default shall permit the holder thereof to accelerate such indebtedness;

then, upon each and every such Event of Default and at any time thereafter during the continuance of such Event of Default, at the election of the holders of a majority of the outstanding principal amount of the Notes any and all indebtedness of the Payor under the Notes shall immediately become due and payable, both as to principal and interest (including any deferred interest and any accrued and unpaid interest), without presentment, demand, or protest, all of which are hereby expressly waived, anything contained herein or in the Purchase Agreement or other evidence of such indebtedness to the contrary notwithstanding (except in the case of an Event of Default under paragraphs (iv) or (v) of this Section 3(a), in which event such indebtedness shall automatically become due and payable).

(b) Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing and acceleration of this Note shall have occurred, the Payee may, among other things, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Purchase Agreement, or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon the Payee hereby or by the Purchase Agreement shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

Section 4. Conversion.

(a) Subject to and upon compliance with the provisions of this Section 4, at the option of Payee, the entire principal balance of this Note, or any portion of the principal amount hereof and the interest related thereto may, at any time and from time to time, be converted into fully paid and nonassessable shares of the Preferred Stock of Payor, at a price equal to the Conversion Price (as hereinafter defined), as in effect at the time of conversion.

(b) To exercise the conversion privilege, Payee shall surrender this Note, together with a written conversion notice, to Payor at its principal office. This Note or portion thereof shall be deemed to have been converted immediately prior to the close of business on the date of delivery of this Note, and the giving of such notice, to Payor, even if Payor’s stock transfer books are on that date closed, and Payee, or the nominee or nominees of Payee, shall be treated for all purposes as the record holder of the shares of Preferred Stock deliverable upon such conversion as of the close of business on such date. Promptly after receipt by Payor of this Note and the notice, Payor shall issue and deliver, at its expense, to Payee, or to the nominee or nominees of Payee, a certificate or certificates for the number of shares of its Preferred Stock due on such conversion. Interest shall accrue on the unpaid principal amount of this Note converted to the date of conversion, and Payor shall pay such interest at the time of conversion.

(c) No fractional shares of Preferred Stock shall be issued upon conversion of this Note. Instead of any fractional share of Preferred Stock which would otherwise be issuable upon conversion of this Note, Payor shall pay a cash adjustment in respect of such fractional interest. Payee, by its acceptance thereof, expressly waives any right to receive any fractional share upon conversion of this Note.

(d) The Conversion Price at which the Preferred Stock shall be issuable upon conversion of this Note shall initially be equal to $0.005333 (the “Conversion Price”); provided, however, that the Conversion Price and the conversion terms shall be subject to adjustment as set forth in Section 4(e) below.

(e) If at any time Payor shall:

(i) subdivide its outstanding shares of Preferred Stock into a larger number of shares of Preferred Stock, or

(ii) combine its outstanding shares of Preferred Stock into a smaller number of shares of Preferred Stock,

then (A) the number of shares of Preferred Stock for which this Note is convertible into immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Preferred Stock which a record holder of the same number of shares of Preferred Stock for which this Note is convertible into immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (B) the Conversion Price shall be adjusted to equal (x) the current Conversion Price multiplied by the number of shares of Preferred Stock for which this Note is convertible into immediately prior to the adjustment divided by (y) the number of shares of Preferred Stock for which this Note is convertible into immediately after such adjustment.

(f) In the event that Payor shall be a party to (i) any recapitalization or reclassification of the Preferred Stock (other than a change in par value or as a result of a subdivision or combination of the Preferred Stock); (ii) any consolidation or merger of Payor with or into another corporation as a result of which holders of Preferred Stock shall be entitled to receive securities or other property or assets (including cash) with respect to or in exchange for Preferred Stock (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of the outstanding Preferred Stock); (iii) any sale or transfer of all or substantially all of the assets of Payor; or (iv) any compulsory share exchange, pursuant to any of which holders of Preferred Stock shall be entitled to receive other securities, cash or other property (each, a “Fundamental Change”), then, if this Note is not converted prior to such Fundamental Change, appropriate provision shall be made so that the holder of this Note shall have the right thereafter to convert such security only into the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Preferred Stock issuable upon conversion of this Note immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, at the Conversion Price (subject to adjustment pursuant to Section 4(e)).

(g) Payor will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Payor, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Payee of this Note against impairment.

(h) The issue of stock certificates upon conversion of this Note shall be made without charge to the converting holder for any tax in respect of such issue. Payor shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of this Note converted, and Payor shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to Payor the amount of such tax or shall have established to the satisfaction of Payor that such tax has been paid.

(i) The holder of this Note shall not have any voting rights.

Section 5. Defenses. The obligations of the Payor under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

Section 6. Exchange or Replacement of Notes.

(a) The Payee may, at its option, in person or by duly authorized attorney, surrender this Note, including all accrued and unpaid interest hereon, for exchange at the principal business office of the Payor, and receive in exchange therefor, a new Note in the same principal amount as the unpaid principal amount of this Note and bearing interest at the same annual rate as this Note, each such new Note to be dated as of the date of this Note and to be in such principal amount as remains unpaid and payable to such person or persons, or order, as the Payee may designate in writing.

(b) Upon receipt by the Payor of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note, and (in case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Payor will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 7 shall be dated as of the date of this Note.

Section 7. Extension of Maturity. Should the principal of or interest on this Note become due and payable on other than a business day, the maturity date thereof shall be extended to the next succeeding business day, and, in the case of principal, interest shall be payable thereon at the rate per annum herein specified during such extension. For the purposes of the preceding sentence, a business day shall be any day that is not a Saturday, Sunday, or legal holiday in the State of New York.

Section 8. Attorneys’ and Collection Fees. Should the indebtedness evidenced by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection, the Payor agrees to pay, in addition to principal and interest due and payable hereon, all costs of collection, including reasonable attorneys’ fees and expenses, incurred by the Payee in collecting or enforcing this Note.

Section 9. Waivers. The Payor hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note. No delay by the Payee in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Payee and then only to the extent set forth therein.

Section 10. Amendments and Waivers. No provision of this Note may be amended or waived except as provided in the Purchase Agreement.

Section 11. Highest Lawful Rate. Notwithstanding anything herein to the contrary, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together will all fees, charges, and other payments or rights which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Corporation shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve, or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by the Holder in connection with this Note under applicable law. In accordance with this section, any amounts received in excess of the Highest Lawful Rate shall be applied towards the prepayment of principal then outstanding.

Section 12. Governing Law. This Note is made and delivered in, and shall be governed by and construed in accordance with the internal laws of, the Commonwealth of Pennsylvania (without giving effect to principles of conflicts of laws).

Section 13. Notices. The terms and provisions of Section 7.6 of the Purchase Agreement are expressly incorporated into this Note.

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IN WITNESS WHEREOF, the Payor has duly executed and delivered this Note as of the date first written above.

LASERLOCK TECHNOLOGIES, INC.

By: /s/ NORMAN GARDNER Name: Norman Gardner Title: President and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED BY:

CLYDESDALE PARTNERS II, LLC

By its Manager, PFK Management Group, LLC, a California limited liability company

By: /s/ JAMES S. MADDEN Name: James S. Madden Its: Manager